UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
PROLIANCE INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March   , 2009

Dear Fellow Stockholder:

We will hold our 2009 annual meeting of stockholders at 11:00 a.m. on Thursday, May 7, 2009 at The Quinnipiack Club, 221 Church Street, New Haven, Connecticut.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Barry R. Banducci
Chairman of the Board

NOTICE OF ANNUAL MEETING
PROLIANCE INTERNATIONAL, INC.
PROXY STATEMENT
Proposal 1: Election of Directors
2008 DIRECTOR COMPENSATION
TABLE I 2006-2008 SUMMARY COMPENSATION TABLE
TABLE II OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END
TABLE III PENSION BENEFITS AT DECEMBER 31, 2008
TABLE IV EQUITY COMPENSATION PLAN INFORMATION
Proposal 2: Approval of an Amendment to the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock
Proposal 3: Approval of Appointment of Proliance’s Independent Accountants
ADDITIONAL INFORMATION

PROLIANCE INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of Proliance International, Inc. will be held on Thursday, May 7, 2009, at 11:00 a.m. at The Quinnipiack Club, 221 Church Street, New Haven, Connecticut.

The items of business at the annual meeting are:

1.	Election of six directors.

2.	Approval of an increase in our authorized common stock from 47,500,000 shares to 125,000,000 shares.

3.	Appointment of independent accountants for 2009.

4.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or any postponement of the meeting.

March 17, 2009 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about March   , 2009.

Richard A. Wisot
Secretary

THIS PROXY STATEMENT AND THE 2008 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.PLIII.COM.

PROLIANCE INTERNATIONAL, INC.
100 Gando Drive
New Haven, CT 06513

PROXY STATEMENT

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 7, 2009, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of Proliance common stock at the close of business on March 17, 2009 (the record date) can vote at the meeting. As of the record date,           shares of Proliance common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at our office at 100 Gando Drive, New Haven, Connecticut, for the ten-day period immediately preceding the meeting.

How do I vote?

A form of proxy card and a return envelope for the proxy card are enclosed. Giving your proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the Proliance annual meeting in the manner you direct. You may vote by proxy or in person at the annual meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

•	Mail, by completing and returning your proxy card;

•	Telephone voting, by calling the toll-free number specified on your proxy card; or

•	Via the internet, by accessing the internet website specified on your proxy card.

If any proxy is returned without indication as to how to vote, the Proliance common stock represented by the proxy will be voted by the persons named on the proxy in favor of each proposal and in accordance with their best judgment on any other matters which may come before the meeting.

How do I vote if my shares are held in street name?

If your broker holds your shares of Proliance common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the annual meeting. If your shares are held in street name, you should check the voting form that you receive to determine whether shares may be voted by telephone or the internet.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, the seven director candidates who receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Proposal 2 will be approved if the holders of a majority of our outstanding shares of common stock vote their shares in favor of the proposal. Proposal 3 will be approved if a quorum is present and a majority of the votes cast by holders present in person or represented by proxy are cast in favor of the proposal.

What is the effect of broker non-votes and abstentions?

Under the rules of NYSE Alternext (formerly known as the American Stock Exchange), if your broker holds your shares in its “street” name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. Because broker non-votes and abstentions are not considered votes cast on the matters before the meeting, neither will have an effect on the voting for Proposals 1 and 3. A broker non-vote has the effect of a vote against Proposal 2.

How do employees with shares in the 401(k) plan vote by proxy?

If you hold Proliance common stock in our employee 401(k) plan, you will receive a proxy card with instructions on the different ways available to you to vote your shares. Shares held in our 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan authorizes our pension and benefits committee to direct the trustee to vote shares for which no instructions are received.

Information regarding householding

Unless we receive contrary instructions from one or more of the affected stockholders, only one copy of our annual report on Form 10-K and this proxy statement is being delivered to multiple stockholders sharing the same address. We hereby undertake to promptly deliver a separate copy of this proxy statement and/or the annual report on Form 10-K upon the written or oral request of any stockholder to whom the previous sentence applies. Any written or oral request should be made to our Secretary, c/o Proliance International, Inc., 100 Gando Drive, New Haven, Connecticut 06513 or by telephone (203-401-6450).

Stockholders sharing the same address and currently receiving only one copy of the annual report on Form 10-K and proxy statement but desiring multiple copies of these materials in the future, or currently receiving multiple copies of the annual report on Form 10-K and proxy statement but desiring only one copy of these materials in the future, should contact our Secretary as provided in the previous sentence.

Stockholder proposals for the 2010 annual meeting

If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2010 annual meeting, it must be received by our Secretary by December , 2009. Also, under our Bylaws, a stockholder can present other business at the 2010 annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by our Secretary between January 6, 2010 and February 5, 2010. There are other procedural requirements in the Bylaws pertaining to stockholder proposals and director nominations. Any stockholder may obtain a copy of the Bylaws without charge by writing to our Secretary.

Which stockholders own at least 5% of Proliance?

The only persons or groups known to us to be beneficial owners of more than five percent of Proliance’s outstanding common stock are reflected in the chart below. The following information is based upon Schedules 13D and 13G respectively filed with the Securities and Exchange Commission by the persons and entities shown as of the respective dates appearing below and other information available to Proliance.

Name and Address of	Amount and Nature of
Beneficial Owners	Beneficial Ownership		Percent of Class

Gabelli Funds, LLC	1,023,611	(a)		%
One Corporate Center Rye, NY 10580
Dimensional Fund Advisors LP	1,010,171	(b)		%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Carl William Dinger III	997,350	(c)		%
P.O. Box 150 Green Village, NJ 07935
Roger Brown	852,177	(d)		%
5111 Maryland Way Suite 201 Brentwood, TN 37027
Michael Lerner	815,134	(e)		%
1555 N. Sheffield Avenue Chicago, IL 60622
Paul S. Wilhide	—	(f)	(g	)
2121 North Fielder Road Arlington, TX 76012

(a)	Based upon information set forth in a Schedule 13D Amendment No. 27 filed with the SEC on October 21, 2008. GAMCO Asset Management Inc. holds sole voting power over 569,111 shares of common stock and sole dispositive power over 571,111 shares of common stock. Gabelli Funds, LLC holds sole voting and dispositive power over 431,000 shares of common stock. MJG Associates, Inc. holds sole voting and dispositive power over 4,500 shares of common stock. Teton Advisors, Inc. holds sole voting and dispositive power over 17,000 shares of common stock. Mario J. Gabelli is deemed to have beneficial ownership of all of the foregoing shares of common stock.

(b)	Based upon information set forth in a Schedule 13G Amendment No. 5 filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP holds sole voting power over 1,006,115 of the indicated shares and sole dispositive power over all of the indicated shares, which are held in its capacity as investment advisor or manager for its advisory clients. Dimensional Fund Advisors LP disclaims beneficial ownership of all of the indicated shares.

(c)	Based upon information set forth in a Schedule 13D Amendment No. 3 filed with the SEC on July 12, 2007 by Carl W. Dinger III, Jeff E. Dinger, Ashley E. Dinger Trust, Caleigh N. Dinger Trust, Shelby C. Dinger Trust and Carousel World LP. The listed persons and entities have sole voting and dispositive power over 518,900, 62,950, 100,000, 100,000, 100,000 and 115,500 shares, respectively. Carl W. Dinger III and Jeff E. Dinger are trustees of the indicated trusts and are each a general partner of Carousel World LP.

(d)	Based upon information set forth in a Schedule 13D Amendment No. 2 filed with the SEC on March 12, 2008. Mr. Brown has sole voting and dispositive power over all of the indicated shares.

(e)	Based upon information set forth in a Schedule 13G filed with the SEC on March 12, 2008. Mr. Lerner has sole voting and dispositive power over all of the indicated shares.

(f)	Mr. Wilhide holds 9,913 shares of Proliance’s Series B Convertible Redeemable Preferred Stock with an aggregate liquidation preference of $3,453,418 which is convertible into common stock determined by a ratio based on the prevailing market price of Proliance common stock. At March 17, 2009, his outstanding preferred stock would be convertible into shares of Proliance common stock. He also held 459,071 shares of Proliance common stock at October 15, 2007.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Proliance common stock as of March 17, 2009 by our directors and our executive officers named in the compensation tables in this proxy statement, except that information with respect to shares beneficially owned pursuant to the Proliance 401(k) Savings Plan is as of December 31, 2008.

	Shares Deemed to		Options
	be Beneficially		Exercisable	Percent
Name of Beneficial Owner	Owned		Within 60 Days (a)	of Class

Barry R. Banducci	135,751	(b)	12,800		*
Charles E. Johnson	130,456	(c)	174,449		%
William J. Abraham, Jr.	59,430	(d)	6,000		*
Paul R. Lederer	19,967	(e)	6,000		*
Vincent L. Martin	9,394		—		*
James R. Rulseh	11,149		—		*
F. Alan Smith	22,967	(f)	6,000		*
Arlen F. Henock	51,000	(g)	6,250		*
Jeffrey L. Jackson	68,808	(h)	49,153		*
William J. Long III	8,051	(i)	5,720		*
Richard A. Wisot	16,441	(j)	44,576		*
All executive officers and directors as a group (12)	533,414		310,948		%

*	Less than one percent of the class

(a)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 17, 2009) by exercising outstanding stock options.

(b)	Includes 58,609 shares held by The Banducci Family LLC.

(c)	Includes 46,633 shares held in the Proliance 401(k) Savings Plan and 5,187 shares of restricted stock. Does not include 17,689 shares of restricted stock voluntarily forfeited by Mr. Johnson on February 10, 2009.

(d)	Includes 13,100 shares held in Mr. Abraham’s Keogh account. Also includes 363 shares held by Mr. Abraham’s spouse in an account managed by his son. Mr. Abraham disclaims beneficial ownership of these 363 shares.

(e)	Includes 17,000 shares held by the Paul R. Lederer Revocable Trust.

(f)	Includes 20,000 shares held in the F. Alan Smith Revocable Trust.

(g)	Includes 3,333 shares of restricted stock.

(h)	Includes 62,531 shares held in the Proliance 401(k) Savings Plan and 1,525 shares of restricted stock.

(i)	Includes 6,526 shares of restricted stock.

(j)	Includes 1,221 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in Proliance securities. It is generally our practice to file the forms on behalf of our reporting persons who are directors or officers. We believe that all such forms have been timely filed for 2008.

Proposal 1:

Election of Directors

The board of directors currently has seven members. However, Paul R. Lederer has determined not to run for re-election and the size of the board of directors is therefore being reduced to six members as of the annual meeting. Until the 2009 annual meeting, the board was divided into three classes whose terms of office ended in successive years. The classified board will automatically cease to apply at the 2009 annual stockholders meeting, and all of our directors are being elected annually for one-year terms beginning at this meeting.

The Nominating and Governance Committee recommended to the board of directors, and the board approved, the nomination of each of the candidates listed below for election at this meeting to one-year terms expiring at the 2010 annual meeting.

Information about each nominee for director, including the nominee’s age, is set forth below. Unless otherwise indicated, each nominee has held his or her present position for at least five years. Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT
THE 2010 ANNUAL MEETING

		Year First	Principal Occupation
Name	Age	Became Director	During the Past Five Years

Barry R. Banducci	73	1995	Chairman of the Board of Proliance from September 1995 to August 2005 and since October 2007; from 1984 to 1996, Vice Chairman of the Board and a director of The Equion Corporation, a manufacturer of automotive products; from 1988 to 1994, President and Chief Executive Officer of Equion and from 1984 to 1988 President and Chief Operating Officer of Equion; currently a director of DEMC Corporation.

William J. Abraham, Jr.	61	1995	Partner with Foley & Lardner, a law firm in Milwaukee, Wisconsin, since 1980; formerly Chairman of the Business Law Department of Foley & Lardner and member of its Management Committee; currently a director of The Vollrath Company, Inc., Park Bank, Quad/Graphics, Inc., Phillips Plastics Corporation and Windway Capital Corp.

		Year First	Principal Occupation
Name	Age	Became Director	During the Past Five Years

Charles E. Johnson	63	2001	Since March 2001, President and Chief Executive Officer of Proliance; from 1996 to March 2001, President and Director, and from 1997 to March 2001, Chief Executive Officer, of Canadian General-Tower Ltd., a producer of polymer films and composite materials to the automotive and other markets; from 1984 to 1996, various positions at The Equion Corporation, including President and Chief Operating Officer from 1993 to 1996.

Vincent L. Martin	69	2005	Mr. Martin is retired. From January 1986 to October 2004, Mr. Martin was the Chairman of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin; Chief Executive Officer of Jason Incorporated from 1986 to 1999. In addition, Mr. Martin’s business career includes prior experience with AMCA International, FMC Corp. and Westinghouse Air Brake. He continues to be a director of Jason and is also a director of Modine Manufacturing Company.

James R. Rulseh	53	2005	Special Assistant to the CEO of Modine Manufacturing Company since January 2009; Regional Vice President - Americas and an officer of Modine Manufacturing Company from October 2007 to January 2009; Regional Vice President - Asia and an officer of Modine Manufacturing Company from November 2006 to October 2007; from April 2001 to November 2006, Group Vice President and an officer of Modine Manufacturing Company; from 1998 to March 2001, Managing Director of the Automotive Business Unit of Modine Europe. He has held various positions with Modine since 1977. Mr. Rulseh is a director of Woodward Governor Company.

F. Alan Smith	77	1995	Chairman of Advanced Accessory Systems, LLC from September 1995 to April 2003 and a director of 3M from 1986 to 2001; retired from General Motors Corporation in 1992 after 36 years of service; from 1981 to 1992, Executive Vice President and a member of the Board of Directors of GM.

The board of directors recommends that stockholders vote FOR the nominees described in proposal 1.

Board Information and Committees

The board met sixteen times in 2008. Each incumbent director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he served during 2008. The board has determined that each of our non-employee directors currently serving on the board or who served on the board during 2008 is independent based upon the criteria provided by the rules of NYSE Alternext (formerly known as the American Stock Exchange).

Members of the board serve on one or more of the three committees described below, except for directors who are also employees of the company, who do not serve on board committees.

The Audit Committee, which met five times in 2008, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee directly retains and recommends for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services. It also reviews our internal accounting controls and the scope and results of our internal auditing activities. Current members of the audit committee are F. Alan Smith (Chairman), Paul R. Lederer and Vincent L. Martin. Each member of the committee is independent under Rule 10A-3 of the Securities and Exchange Commission and NYSE Alternext listing standards. The board of directors has determined that Mr. Smith, Chairman of the committee, qualifies as an “audit committee financial expert” as that term is defined in Regulation S-K of the Securities and Exchange Commission.

The Compensation Committee, which met five times in 2008, oversees our executive and director compensation programs, including establishing our executive and director compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. These functions are not delegated to our officers or to third-party professionals, although the committee does from time to time retain third-party consultants to provide advice regarding compensation issues. During 2006 the committee retained Radford Surveys & Consulting to provide information and advice regarding executive compensation matters involving base salaries, annual incentive compensation, including plan design, and the long-term equity based awards consisting of grants of options and restricted shares (including the structure of performance restricted stock grants and the number of shares to be awarded to each participant based upon competitive survey data), and to provide information regarding executive compensation developments and trends. Radford provided such services to the committee and is solely answerable to the committee and not to our management. During 2007, the committee consulted with Radford on certain limited and discrete compensation questions. Radford was not consulted by the committee during 2008. The committee also considers input from our executive officers although final decisions regarding executive compensation are made by the committee. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan for our executive officers. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are Vincent L. Martin (Chairman), William J. Abraham, Jr. and James R. Rulseh.

The Nominating and Governance Committee, which met twice in 2008, recommends nominees for election to the board of directors and recommends membership and duties of the board committees. The committee also reviews and evaluates the effectiveness of corporate administration and our governing documents, and reviews and monitors our programs and policies relating to directors. Members are William J. Abraham, Jr. (Chairman), Barry R. Banducci and James R. Rulseh.

Each committee is governed by a written charter. Copies of each committee charter are available on our website at www.pliii.com.

Board Policy on Director Elections

On December 7, 2006, our board approved a policy regarding director elections. The policy notes that our directors are elected by a plurality vote. However, as a matter of good corporate governance, the board expects each director to tender his or her resignation prior to any meeting of the stockholders at which the director’s seat on the board will be subject to election in a non-contested election, provided that the resignation will take effect only if the number of votes cast against the director’s election and the number of votes withheld from the director’s election exceed, in the aggregate, the number of votes cast for the director’s election. The board will nominate for election or re-election as director only candidates who agree to submit, promptly following the annual meeting at which they are elected or re-elected as director, such a resignation letter. In addition, the board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the board, the same form of resignation tendered by other directors in accordance with the policy.

If the number of votes cast against the incumbent director’s election and the number of votes withheld from the incumbent director’s election exceed, in the aggregate, the number of votes cast for the director’s election, our Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit a recommendation for prompt consideration by the board. The board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will render its final decision with respect to the matter not later than ninety (90) days following the applicable stockholders meeting.

Each member of our board has executed and delivered a resignation letter in accordance with the policy.

Directors’ Compensation

Directors’ Fees.  The compensation of our board members is as follows: (1) a retainer of $20,000 per year ($60,000 for the chairman of the board), (2) a per board meeting fee of $1,500, (3) additional retainers for committee service in the amount of $8,000 for each committee chairman ($10,000 in the case of the audit committee chairman) and $5,000 in the case of committee members who do not chair a committee, and (4) a per committee meeting fee of $1,000. No meeting fee is paid for telephonic meetings, unless the meeting is a full, multiple agenda item meeting (the determination is made by the applicable board or committee chairman). On October 22, 2008, the Board revised its compensation for telephonic meetings to provide a $500 per meeting fee for abridged telephonic meetings between 30 and 90 minutes in length. On March 5, 2009, the Board agreed to cut its retainer payments for the final three quarters of 2009 and its per meeting payments for meetings held after March 5, 2009 by 10%. The Board also agreed to delay payment of all such amounts until the fourth quarter of 2009.

Policy on Director Share Ownership.  On March 1, 2007, our board of directors approved a policy to create a target for director share ownership such that within five years, each director would own stock valued at three times the base annual board retainer amount (currently, the target would be stock valued at $60,000, or three times the $20,000 base annual retainer). At each annual meeting each director has the right to elect to receive 50% of the annual base retainer of $20,000 in form of restricted stock with one year vesting, in lieu of cash. During 2007, each of our six non-employee directors elected to receive 2,967 shares of restricted stock in lieu of $10,000 that would otherwise have been paid as part of their cash retainer. On February 28, 2008, our board of directors amended the policy to allow the chairman of the board to receive one half of the chairman’s base retainer of $60,000 in the form of restricted stock. Due to the dilutive impact of such grants in 2008 resulting from the decline in the price of Proliance common stock, none of the directors elected to receive 50% of their retainer in the form of restricted stock during 2008.

Other Director Compensation.  Each director and committee member is reimbursed for travel and related expenses incurred in attending meetings.

Our non-employee directors are eligible to receive options, restricted stock and other equity-linked grants under our Equity Incentive Plan. However, no such grants were made to our non-employee directors during 2008.

Director Compensation Table.  The following table shows all compensation earned during or with respect to the 2008 fiscal year by each of the non-employee directors for services rendered to Proliance and its subsidiaries during 2008.

2008 DIRECTOR COMPENSATION

	Fees Earned or	Stock Awards (b)	All Other	Total
Name(a)	Paid in Cash ($)	($)	Compensation ($)	($)

William J. Abraham, Jr.	$54,000	$3,098	—	$57,098
Barry R. Banducci	83,500	3,333	—	86,833
Paul R. Lederer	44,500	3,098	—	47,598
Vincent L. Martin	59,500	3,333	—	62,833
James R. Rulseh	48,000	3,333	—	51,333
F. Alan Smith	51,500	3,333	—	54,833

(a)	Our non-employee directors are eligible to receive options, restricted stock and other equity-linked grants under our Equity Incentive Plan. During 2007, Messrs. Abraham, Banducci, Lederer, Martin, Rulseh and Smith each received a grant of 2,967 shares of restricted stock under the Equity Incentive Plan in lieu of $10,000 of cash retainer. Each such grant of restricted stock vested in its entirety on May 3, 2008. No equity grants were made to our non-employee directors during 2008. As of December 31, 2008, Mr. Banducci held options to purchase 12,800 shares of Proliance common stock, and Messrs. Abraham, Lederer and Smith each held options to purchase 6,000 shares of Proliance common stock. The other listed directors did not hold any options to purchase our common stock.

(b)	Dollar amounts set forth with regard to restricted stock grants for each individual are those recognized for financial statement reporting purposes in accordance with FAS 123R.

Communications with Directors

In order to provide our security holders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted the following procedures. Proliance security holders and other interested persons may communicate with the chairmen of our Nominating and Governance Committee, Compensation Committee or Audit Committee or with the non-management directors as a group by sending an email to directors@pliii.com. The email should specify which of the foregoing is the intended recipient. Communications may also be sent by mail addressed in care of the corporate Secretary, Proliance International, Inc., 100 Gando Drive, New Haven, CT 06513.

All communications received in accordance with these procedures will be reviewed initially by our corporate Secretary. The Secretary will relay all such communications to the appropriate director or directors unless the Secretary determines that the communication:

•	does not relate to the business or affairs of Proliance or the functioning or constitution of the board of directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Our Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, but our directors generally do attend the annual meeting. The chairman of the board presides at the annual meeting of stockholders, and the board of directors generally holds one of its regular meetings in conjunction with the annual meeting of stockholders. Accordingly, unless one or more members of the board are unable to attend, all members of the board are present for the annual meeting. Each of the seven members of the board at the time of our 2008 annual meeting of stockholders attended that meeting.

Nomination of Directors

The Nominating and Governance Committee has adopted specifications applicable to members of the board of directors, and nominees for the board of directors recommended by the Nominating and Governance Committee must meet these specifications. The specifications provide that a candidate for director should:

•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	Be knowledgeable in his or her chosen field of endeavor, which field should have such relevance to our businesses as would contribute to the company’s success;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of our businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a publicly held corporation.

In addition, nominees for the board of directors should contribute to the mix of skills, core competencies and qualifications of the board through expertise in one or more of the following areas: accounting and finance, the automotive industry, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation.

The Nominating and Governance Committee will consider stockholder nominees for the Board’s slate of directors for the 2010 annual meeting of stockholders that are submitted prior to the end of 2009 to our Secretary at Proliance’s offices, 100 Gando Drive, New Haven, Connecticut 06513. Any recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of the nominee to serve if nominated and elected, so that the candidate may be properly considered. All stockholder recommendations will be reviewed in the same manner as other potential candidates for board membership.

The Nominating and Governance Committee has not received any nominees for election to the board at the 2009 annual meeting from any stockholder or group that has held more than 5% of our common stock for a period of one year.

Code of Ethics

Our board of directors has approved a Code of Business Conduct in accordance with the rules of the Securities and Exchange Commission and NYSE Alternext (formerly known as the American Stock Exchange) that governs the conduct of each of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Business Conduct is maintained on our website at www.pliii.com. Any amendments to or waivers of the Code of Business Conduct that apply to our principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term “code of ethics,” as the term is defined by the Securities and Exchange Commission, will be posted on our website at www.pliii.com. There are currently no such amendments or waivers.

Executive Officer Compensation

Executive Contracts and Severance and
Change of Control Arrangements

Charles E. Johnson.  Effective March 12, 2001, we entered into an employment agreement with Charles E. Johnson, our President and Chief Executive Officer. The agreement, as amended, has automatic one-year extensions upon each anniversary date of the agreement unless either party gives at least 90 days’ notice to the contrary. The employment agreement can be terminated by Proliance for “serious cause” (as defined in the employment agreement) or in the event Mr. Johnson becomes disabled, and Mr. Johnson can terminate the agreement for “good reason” (as defined in the agreement). The employment agreement provided annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable Proliance retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. The employment agreement provided for an annual salary of $500,000 and a bonus of up to 150% of base salary determined based upon performance targets set annually by the board, however, the base salary component has been reduced as described below.

On May 4, 2006, we entered into an amendment to the employment agreement with Mr. Johnson, pursuant to which (i) a deferred compensation arrangement regarding certain potential annual bonus payments in excess of 75% of base salary was deleted, and (ii) Mr. Johnson’s existing contractual supplemental retirement benefits and certain severance benefits were removed from the employment agreement and moved into a separate Supplemental Executive Retirement Plan (the “SERP”). These changes were designed to comply with Section 409A of the Internal Revenue Code and did not expand the level or types of benefits payable to Mr. Johnson.

On March 26, 2007, we amended Mr. Johnson’s employment agreement and SERP as follows: (i) Mr. Johnson agreed to reduce his base salary for the 2007 calendar year from $500,000 to $425,000; (ii) we agreed to extend the term of Mr. Johnson’s employment agreement by one year, through March 11, 2009; and (iii) we agreed to increase the amounts payable in the event Mr. Johnson’s employment is terminated other than following a change of control transaction. Specifically, upon termination other than within two years after a change of control transaction is presented to our Board, Mr. Johnson would receive his base salary plus life, long-term disability, and medical, dental and vision insurance coverage and automobile allowance for two years following termination (formerly one year).

On December 6, 2007 we entered into a further amendment to Mr. Johnson’s employment agreement in response to final regulations issued in connection with Internal Revenue Code Section 409A which did not expand the level or types of benefits payable to Mr. Johnson. This additional amendment: (i) conforms the provisions relating to a termination for good reason to the Section 409A safe harbor provisions, (ii) clarifies that any termination of employment must constitute an involuntary separation from service (as defined for purposes of Section 409A) in order to trigger severance payments, (iii) moves the supplemental healthcare, life insurance and long-term disability benefits, which may constitute deferred compensation, to the SERP, and (iv) conforms the definition of change in control to a Section 409A definition.

On August 8, 2008, we entered into a further amendment to Mr. Johnson’s employment agreement, pursuant to which he voluntarily agreed to reduce his base salary for the full 2008 calendar year from $500,000 to $425,000. On January 27, 2009, we entered into another amendment to Mr. Johnson’s employment agreement to continue this voluntary reduction in his base salary for the 2009 calendar year. If Mr. Johnson’s employment terminates during 2009, any severance payments would be based on a $425,000 annual base salary. Effective March 12, 2009, Mr. Johnson’s employment agreement automatically renewed for an additional one year period.

Mr. Johnson’s employment agreement and SERP contain provisions which provide that, in the event we terminate Mr. Johnson’s employment other than for “serious cause” or his disability, death or retirement, or if Mr. Johnson terminates his employment for “good reason,” we would pay him over a twenty-four month period (subject to Section 409A) an amount equal to two times his base salary and would reimburse him for premiums paid for life and long term disability coverage for a two year period and would allow Mr. Johnson to retain eligibility for medical, dental and vision coverage for a two year period after termination. In addition, we would pay Mr. Johnson accrued vacation pay and all other amounts to which he is entitled under the agreement prior to termination. The employment agreement also contains a non-competition and non-solicitation covenant for a period of one year following termination and contains a customary confidentiality provision. Assuming Mr. Johnson was terminated on December 31, 2008, he would have been entitled to aggregate benefits under his employment agreement valued at $1,065,238.

In the event Mr. Johnson’s employment is terminated within two years after a change of control transaction is presented to our board of directors, Mr. Johnson’s severance payment would equal 2.99 times his base amount (as that term is defined in Section 280G of the Internal Revenue Code). Change of control severance is payable over a three-year period. We would also reimburse Mr. Johnson for premiums paid for life and long term disability coverage for a three year period and would allow Mr. Johnson to retain eligibility for medical, dental and vision coverage for a three year period after termination. In addition he would receive immediate vesting of all stock options and restricted stock. Change of control payments to Mr. Johnson are subject to a cap such that we will not have to pay excise tax under the provisions of Section 4999 of the Internal Revenue Code. Assuming Mr. Johnson was terminated on December 31, 2008 in connection with a change of control, he would have been entitled to aggregate benefits under his employment agreement valued at $1,317,532.

Executive Severance Plan.  In May 2006, we implemented an Executive Severance Plan for our senior executives. Each of our named executive officers other than Mr. Johnson is a participant in the Executive Severance Plan. The Executive Severance Plan replaced prior severance letter agreements with our senior executives. Pursuant to Executive Severance Plan, if the participant loses his current position (except for termination for “cause”) and such termination constitutes a separation of service under Section 409A, or if following a change of control the participant’s employment terminates for certain listed reasons, then his base salary will continue to be paid until he either secures other full-time employment, or for one year, whichever occurs first. Payments under the Executive Severance Plan may be subject to certain timing delays in accordance with Section 409A.

On December 6, 2007, the Executive Severance Plan was amended, effective January 1, 2008, to comply with Section 409A, but did not expand the level or types of benefits payable to the participants. The Executive Severance Plan was also revised to add a one year non-compete and non-solicit provision together with standard confidentiality and non-disparagement covenants.

Assuming Messrs. Henock, Long, Jackson and Wisot were each terminated on December 31, 2008, they would have been entitled to benefits under the Executive Severance Plan valued at up to $294,055, $294,055, $216,239 and $187,331, respectively.

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of three independent non-employee directors, has formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of Proliance, principally by setting overall compensation at the median of the marketplace through a combination of (1) base salaries, (2) annual incentive opportunities and (3) long term incentive opportunities for senior management. We believe that implementation of a system of compensation that emphasizes performance-based compensation provides a strong alignment to stockholders’ interests. Five key principles serve as the guiding framework for compensation decisions for all employees of Proliance:

•	To attract and retain the most highly qualified management and employee team.

•	To pay competitively compared to similar automotive companies.

•	To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

•	To motivate senior executives to achieve Proliance’s annual and long-term business goals by providing equity-based incentive opportunities.

•	To strive for fairness in administration by emphasizing performance related contributions as the basis for pay decisions.

To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentives, long-term incentive opportunities for senior management, and other employment benefits.

Base Salary.  We will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. Proliance’s philosophy regarding base salaries is to maintain salaries for the aggregate officer group at or slightly above the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry’s annual competitive pay practice movement. We believe that base salary for 2008 for our chief executive officer and for the other executive officers was generally at or near the competitive industry average.

We did not provide general salary increases to our executive officers during 2008. Mr. Johnson agreed to reduce his annual base salary for 2008 from $500,000 to $425,000. Mr. Johnson is continuing to be paid at the $425,000 level during 2009.

Annual Incentive Program.  We have designed an annual incentive program pursuant to which key Proliance employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that may incorporate overall corporate, strategic business unit and personal targets. Due to uncertainty surrounding the impact of the destruction of Proliance’s main distribution facility by tornadoes in February 2008, the Compensation Committee set bonus targets for fiscal 2008 based one-half upon achievement of five targets (counting for 10% each) relating to meeting Proliance’s debt covenants and consummating a refinancing transaction. The other half of the bonus payment was at the discretion of the Compensation Committee. Maximum bonus payouts were capped at target levels. Achievement of 2008 target levels would have resulted in bonus payments as a percentage of base salary as follows: Charles E. Johnson — (75%); Arlen F. Henock — (50%); William J. Long III — (50%); Jeffrey L. Jackson - (50%); Richard A. Wisot — (40%). The Compensation Committee determined that based upon satisfaction of debt covenants that 40% of the total target achievement had been met and authorized payment of the following amounts to the named executive officers: Charles E. Johnson — $127,500; Arlen F. Henock - $58,000; William J. Long III — $58,000; Jeffrey L. Jackson — $42,000; Richard A. Wisot — $28,800. No discretionary incentive payments for 2008 were authorized.

The Compensation Committee is formulating the 2009 incentive payment structure and has not yet determined the applicable metrics or targets for 2009.

Long-Term Incentives.  We believe that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from Proliance stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. These grants will vest based upon the passage of time, the achievement of performance metrics, or both. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for stockholders and retaining key employees.

On August 12, 2008, the Compensation Committee authorized grants to senior management of ten-year nonqualified stock options under the Equity Incentive Plan vesting in four equal annual installments. These grants were made to Messrs. Johnson (95,000 shares), Henock (80,000 shares), Long (80,000 shares), Jackson (25,000 shares) and Wisot (18,000 shares). Each grant was made with an exercise price of $1.20 per share, representing the market price of the common stock on the date of grant. In recognition of additional responsibilities undertaken by Mr. Long, on August 12, 2008 he also received a grant of 5,000 shares of time-vested restricted stock under the Equity Incentive Plan vesting in three equal annual installments.

Other Benefits.  Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide an automobile allowance to executive officers.

Compliance with Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The salaries for our highest paid executives will be set, in part based on independent studies, at levels at or slightly above the competitive industry average but are not expected to reach $1 million in the near future. We intend to structure the overall compensation of our executive officers in a manner that should ensure that Proliance does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

Our Equity Incentive Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). The Equity Incentive Plan also identifies performance measures to be used if we decide to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

Compensation Disclosure Tables

Summary Compensation Table.  The following table (Table I) shows all compensation earned by or granted to, during or with respect to the 2006, 2007 and 2008 fiscal years, the chief executive officer, the chief financial officer and to the three other highest paid executive officers for services rendered to Proliance and its subsidiaries during these years. (Persons in this group are referred to individually as a “named executive officer” and collectively as the “named executive officers,” and, unless otherwise noted, the titles listed are the titles held as of the end of the 2008 fiscal year.)

TABLE I

2006-2008 SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value
						Equity	and Nonqualified
				Stock	Option	Incentive	Deferred
		Salary	Bonus	Awards	Awards	Plan	Compensation	All Other	Total
Name and Principal Position	Year	($)	($)	($)(a)	($)b)	Compensation ($)	Earnings ($)	Compensation ($)(c)	($)

Charles E. Johnson	2008	$425,000	$0	$51,167	$25,134	$127,500	$25,679	$31,847	$686,327
President and Chief	2007	425,000	0	42,396	18,801	0	26,178	36,161	548,536
Executive Officer	2006	500,000	0	11,389	15,667	0	21,635	31,800	580,491
Arlen F. Henock	2008	290,000	0	4,836	15,269	58,000	0	15,997	384,102
Executive Vice	2007	161,731	0	2,281	5,796	0	0	8,368	178,176
President and Chief	2006	—	—	—	—	—	—	—	—
Financial Officer(d)
William J. Long III	2008	290,000	0	4,855	10,863	58,000	18,650	15,920	398,288
Executive Vice	2007	251,539	0	4,020	5,530	0	0	15,743	276,832
President —	2006	231,539	0	3,350	4,608	0	0	25,600	265,097
Domestic Business
Jeffrey L. Jackson	2008	210,000	0	4,020	7,197	42,000	14,325	15,811	293,353
Vice President —	2007	210,000	0	4,020	5,530	0	15,032	17,638	252,220
Human Resources	2006	210,000	0	3,350	4,608	0	13,572	15,710	247,240
Richard A. Wisot	2008	180,000	0	3,216	5,624	28,800	9,000	16,415	243,055
Vice President,	2007	206,499	0	3,216	4,424	0	10,111	18,995	243,245
Treasurer and	2006	240,000	0	2,680	3,687	0	10,279	17,554	274,200
Secretary

(a)	Dollar amounts set forth with regard to restricted stock grants for each individual are those recognized for financial statement reporting purposes for the respective years indicated in accordance with FAS 123R disregarding the estimate of forfeitures related to service-based vesting conditions. Share value utilized for purposes of this determination is the applicable market value on the date of grant. The dollar amounts set forth do not include the value of grants of 31,119, 0, 9,153, 9,153, and 7,322 shares respectively made in 2006 and grants of 51,700, 15,000, 30,200, 13,700, and 11,000 shares respectively made in 2007 to Messrs. Johnson, Henock, Long, Jackson and Wisot, in the form of performance restricted stock under the Equity Incentive Plan vesting in four equal annual installments in the case of the 2006 grants and three equal annual installments in the case of the 2007 grants (provided that the grants were subject to forfeiture in the event certain annual net income and cash flow metrics were not met). Since the 2006 and 2007 net income and cash flow metrics were not met, the performance restricted stock was forfeited as of December 31, 2006 and December 31, 2007, respectively. For a further discussion of the assumptions underlying these amounts, reference is made to the footnotes to Proliance’s financial statements set forth in Form 10-K for the fiscal year ended December 31, 2008.

(b)	Dollar amounts with regard to option grants for each individual are those recognized for financial statement reporting purposes for the respective years indicated in accordance with FAS 123R disregarding the estimate of forfeitures related to service-based vesting conditions. The amounts set forth herein are based on a Black-Scholes calculation. For a discussion of the assumptions underlying these amounts, reference is made to the footnotes to Proliance’s financial statements set forth in Form 10-K for the fiscal year ended December 31, 2008.

(c)	Amounts shown for 2008 consist of, for Messrs. Johnson, Henock, Long, Jackson and Wisot, car allowances ($25,000, $12,000, $10,000, $10,500, and $12,000, respectively), contributions to defined contribution plans ($4,600, $2,677, $4,600, $4,200 and $3,462, respectively) and payment of life insurance premiums ($2,247, $1,320, $1,320, $1,111 and $953, respectively).

(d)	Mr. Henock commenced employment with Proliance on June 4, 2007.

2008 Grants of Plan-Based Awards; Vested Restricted Stock.  During 2008, we made plan-based equity and non-equity grants to the named executive officers as described below.

Equity Grants.  On August 12, 2008, the Compensation Committee authorized grants to the named executive officers of ten-year nonqualified stock options under the Equity Incentive Plan vesting in four equal annual installments. These grants were made to Messrs. Johnson (95,000 shares), Henock (80,000 shares), Long (80,000 shares), Jackson (25,000 shares) and Wisot (18,000 shares). Each grant was made with an exercise price of $1.20 per share, representing the fair market value on the date of grant. In recognition of additional responsibilities undertaken by Mr. Long, on August 12, 2008 he also received a grant of 5,000 shares of time-vested restricted stock under the Equity Incentive Plan vesting in three equal annual installments.

Non-Equity Grants — Annual Incentive Program.  Our annual incentive program provides that key Proliance employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that may incorporate overall corporate, strategic business unit and personal targets. Due to uncertainty surrounding the impact of the destruction of Proliance’s main distribution facility by tornadoes in February 2008, the Compensation Committee set bonus targets for fiscal 2008 based one-half upon achievement of five targets (counting for 10% each) relating to meeting Proliance’s debt covenants and consummating a refinancing transaction. The other half of the bonus payment was at the discretion of the Compensation Committee. Maximum bonus payouts were capped at target levels. Achievement of 2008 target levels would have resulted in bonus payments as a percentage of base salary as follows: Charles E. Johnson — (75%); Arlen F. Henock — (50%);

William J. Long III — (50%); Jeffrey L. Jackson — (50%); Richard A. Wisot - (40%). The Compensation Committee determined that based upon satisfaction of debt covenants that 40% of the total target achievement had been met and authorized payment of the following amounts to the named executive officers: Charles E. Johnson — $127,500; Arlen F. Henock — $58,000; William J. Long III — $58,000; Jeffrey L. Jackson — $42,000; Richard A. Wisot — $28,800. No discretionary incentive payments for 2008 were authorized.

2008 Restricted Stock Vesting.  On March 2, 2008, certain shares of restricted stock previously granted to our named executive officers on March 2, 2006 vested. Shares vested as follows: Mr. Johnson — 2,593 shares; Mr. Long — 763 shares; Mr. Jackson — 763 shares; Mr. Wisot — 610 shares. Based upon the value of a share of Proliance common stock on March 2, 2008 ($2.78) the vested shares were valued as follows: Mr. Johnson — $7,209; Mr. Long — $2,121; Mr. Jackson — $2,121; Mr. Wisot — $1,696. On June 4, 2008, 1,667 shares of restricted stock previously granted to Mr. Henock on June 4, 2007 vested. Based upon the value of a share of Proliance common stock on June 4, 2008 ($1.20) the vested shares were valued on the vesting date at $2,000.

Outstanding Equity Awards at Fiscal Year-End Table.  Shown in Table II below is information with respect to outstanding equity-based awards (consisting of unexercised options to purchase Proliance common stock and unvested restricted Proliance common stock) held by the named executive officers at December 31, 2008. There were no outstanding equity incentive compensation awards at December 31, 2008.

TABLE II

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or Units	of Shares or
	Unexercised	Unexercised	Option		of Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	(#)	(a) (#)	($)	Date	(b) (#)	(c) ($)

Charles E. Johnson	60,000	0	$2.90	3/12/2011
	40,000	0	3.20	6/21/2011
	35,000	0	4.72	5/3/2012
	20,000	0	4.65	2/25/2014
	12,966	12,966	5.27	3/2/2016
	0	95,000	1.20	8/12/2018
					22,876	$8,235
Arlen F. Henock	6,250	18,750	2.90	6/4/2017
	0	80,000	1.20	8/12/2018
					3,333	$1,200
William J. Long III	3,813	3,814	5.27	3/2/2016
	0	80,000	1.20	8/12/2018
					6,526	$2,349
	10,000	0	2.5625	1/2/2011
	5,000	0	3.39	2/6/2012
Jeffrey L. Jackson	3,833	0	3.39	2/6/2012
	2,600	0	3.39	2/6/2012
	15,000	0	4.72	5/3/2012
	7,000	0	5.25	5/6/2014
	3,813	3,814	5.27	3/2/2016
	0	25,000	1.20	8/12/2018
	0				1,525	$549
Richard A. Wisot	25,000	0	3.20	6/21/2011
	15,000	0	4.72	5/3/2012
	3,051	3,051	5.27	3/2/2016
	0	18,000	1.20	8/12/2018
					1,221	$440

(a)	All unvested options vest in four equal annual installments from the date of grant (which is, in each case, ten years prior to the indicated expiration date).

(b)	Shares of restricted stock listed vest as follows: Mr. Johnson — 17,689 shares vest on March 26, 2009 (the second anniversary of the date of grant) and 5,187 shares vest in two equal installments on March 2, 2009 and 2010; Mr. Henock — 3,333 shares vest in two equal annual installments on June 4, 2009 and 2010; Mr. Long — 5,000 shares vest in three equal installments on August 12, 2009, 2010 and 2011 and 1,526 shares vest in two equal installments on March 2, 2009 and 2010; Mr. Jackson — 1,526 shares vest in two equal installments on March 2, 2009 and 2010; Mr. Wisot — 1,221 shares vest in two equal installments on March 2, 2009 and 2010. Mr. Johnson agreed to voluntarily forfeit the 17,689 shares of restricted stock described above on February 10, 2009.

(c)	These values are based on $0.36 per share, the market price of a share of Proliance common stock as of December 31, 2008.

Pension Benefits Table.  Shown in Table III below is information as of December 31, 2008 with respect to each plan that provides retirement-based payments or other benefits to the named executive officers.

TABLE III
PENSION BENEFITS AT DECEMBER 31, 2008

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Charles E. Johnson	Proliance International, Inc. Pension Plan Supplemental Executive Retirement Plan	7 7	$67,185 77,907	$0 0

Arlen F. Henock	Proliance International, Inc. Pension Plan	2	0	0

William J. Long III	Proliance International, Inc. Pension Plan	3	18,650	0

Jeffrey L. Jackson	Proliance International, Inc. Pension Plan	16	128,727	0

Richard A. Wisot	Proliance International, Inc. Pension Plan	7	62,399	0

Each of our named executive officers are covered by the Proliance International, Inc. Pension Plan, which is a non-contributory defined benefit cash balance plan. Through March 31, 2009 we credited an amount, quarterly, to a notional account for each participant under the plan equal to the sum of (i) each participant’s total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant’s total compensation for the quarter (excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors were determined under the following table:

		Plus % of
		Pay Above
		1/12 of Social
	Credit Account	Security Taxable
Years of Service	with % of Pay	Wage Base

Less than 10 years	2.25%	2%
10 to 20 years	3.00%	2%
20 or more years	4.00%	2%

Each year of employment, the notional account balances was credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments.

In addition, Mr. Johnson’s Supplemental Executive Retirement Plan provides annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable Proliance retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan.

On January 27, 2009, we amended the Proliance International, Inc. Pension Plan in order to cease all future benefit accruals under the plan for non-union employees effective as of March 31, 2009. We also amended Mr. Johnson’s Supplemental Executive Retirement Plan to cease all future benefit accruals effective as of March 31, 2009 under the retirement benefits and death benefits sections of the plan.

Equity Compensation Plan Table.  The following table (Table IV) sets forth general information concerning our equity compensation plans as of December 31, 2008.

TABLE IV
EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
		Weighted-average	remaining available
	Number of securities	exercise price of	for issuance under equity
	to be issued upon	outstanding options,	compensation plans
	exercise of outstanding	warrants and	(excluding securities
	options, warrants and	rights ($)	reflected in column
Plan Category	rights (a)	(b)	(a)) (c)

Equity compensation plans approved by security holders:
1995 Stock Plan	309,777	$3.93	0
1995 Non-Employee Directors Plan	30,800	$4.61	0
Equity Incentive Plan	644,423	$2.25	671,946
Equity compensation plans not approved by security holders	0	—	0
Total	985,000	$2.85	671,946

Compensation Committee Report

The Compensation Committee is comprised of three independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer Proliance’s executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

In this context, the Compensation Committee has reviewed and discussed with management the section of this proxy statement above entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the Compensation Committee recommended to the board of directors, and the board has approved, that the Compensation Discussion and Analysis be incorporated by reference into Proliance’s annual report on SEC Form 10-K for the year ended December 31, 2008.

Compensation Committee
of the Board of Directors

– Vincent L. Martin, Chairman
– William J. Abraham, Jr.
– James R. Rulseh

Audit Committee Report

The Audit Committee reviews Proliance’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of Proliance’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the financial statements. The Audit Committee monitors these processes through periodic meetings with management and the independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the fiscal year ended December 31, 2008. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from Proliance and its management. The Audit Committee has also considered whether the independent accountants’ provision of non-audit services to Proliance is compatible with the accountants’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements for the fiscal year ended December 31, 2008 be included for filing in Proliance’s annual report on SEC Form 10-K for the year ended December 31, 2008.

Audit Committee of the Board of Directors
- F. Alan Smith, Chairman
- Paul R. Lederer
- Vincent L. Martin

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and may be subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the company; and whether the service could enhance our ability to manage or control risk or improve audit quality.

Notwithstanding the pre-approval policy, all of the audit-related, tax and other services provided by BDO Seidman, LLP in fiscal year 2008 and related fees were approved in advance by the Audit Committee.

Proposal 2:

Approval of an Amendment to the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock

We are asking our stockholders to approve an amendment to Proliance’s amended and restated certificate of incorporation to increase the number of authorized shares of our common stock from 47,500,000 to 125,000,000. As of March 17, 2009,           shares of common stock were issued and outstanding. As of that date, an aggregate of           shares of common stock are reserved for issuance upon conversion of outstanding preferred stock, exercise of outstanding warrants, or upon conversion of options outstanding or eligible to be granted under our equity incentive plans. In addition, there currently are, and will continue to be, 2,500,000 authorized shares of preferred stock. Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock. Subject to stockholder approval, the first sentence of Article FOURTH of our amended and restated certificate of incorporation, as amended, will read as follows:

“FOURTH. The total number of shares of stock which the corporation shall have the authority to issue is 127,500,000, of which 2,500,000 shares shall be Preferred Stock, par value $.01 per share, and 125,000,000 shares shall be Common Stock, par value $.01 per share.”

Our board of directors unanimously approved this amendment to our amended and restated certificate of incorporation on March 5, 2009. Our board of directors believes it is in the best interests of Proliance to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning future business needs. The purposes for which additional authorized stock could be issued include, but are not limited to, funding of our capital needs and corporate growth, corporate mergers and acquisitions, grants under employee stock plans, and for stock splits and stock dividends. We have been engaged in an effort to refinance our outstanding debt since early 2008 and while we have no definitive agreements with respect to any such transaction, we believe that additional available common stock may be integral to such a refinancing transaction, if one is consummated. If this proposal is not adopted, our flexibility in raising capital and pursuing acquisitions would be severely limited.

Our board of directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted. We will be permitted to issue the additional shares of common stock without further action by the stockholders unless such action is required by applicable law or by the rules of any applicable stock exchange. Stockholders do not have pre-emptive rights with respect to the issuance of additional shares of common stock. We currently have no definitive agreements or commitments with respect to the sale or issuance of any additional shares of common stock, except in connection with the options outstanding or to be granted under our stock option plans and outstanding warrants and convertible preferred stock.

If this proposal is approved, we will file an amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State containing the language set forth above as soon as practicable after the annual meeting to effect the increase in the authorized shares of our common stock.

Except in certain cases such as a stock dividend, the issuance of additional shares of common stock would have the effect of diluting the voting power and ownership of existing stockholders. In addition, another effect of the approval of this proposal, although not a factor in the board of directors’ decision to propose the amendment, may be to enable the board to issue shares of common stock in a manner that might have the effect of discouraging or making it more difficult for a third party to obtain control of Proliance by means of a merger, tender offer, proxy contest or other approach.

The board of directors recommends that stockholders vote FOR the amendment to the certificate of incorporation increasing our authorized number of shares of common stock.

Proposal 3:

Approval of Appointment of Proliance’s Independent Accountants

The Audit Committee of our board of directors has selected BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2009, and has directed that the selection of independent accountants be submitted for ratification by stockholders at the annual meeting. BDO Seidman, LLP has been our independent accounting firm since September 2004. A representative of BDO Seidman, LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO Seidman, LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection were ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Proliance and its stockholders.

Audit Fees

Aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of our annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q and the review and audit of the application of new accounting pronouncements and SEC releases and work regarding a registration statement and related responses to SEC comment letters were $1,053,070 and $828,890 for the years ended December 31, 2008 and 2007, respectively.

Audit-Related Fees

Aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under “Audit Fees” above were $17,688 and $97,163 for the years ended December 31, 2008 and 2007, respectively. These audit related services include primarily audit work in connection with acquisitions and employee benefit plan audits.

Tax Fees

Aggregate fees billed by BDO Seidman, LLP for professional services rendered to Proliance for tax compliance, tax advice and tax planning were $50,433 and $55,382 for the years ended December 31, 2008 and 2007, respectively. These tax related services include primarily tax compliance, tax planning and advice.

All Other Fees

There were no fees billed by BDO Seidman, LLP to Proliance for all other products and services for the years ended December 31, 2008 and 2007.

The board of directors recommends that stockholders vote FOR the appointment of BDO Seidman, LLP as the company’s independent accountants for 2009.

ADDITIONAL INFORMATION

Certain Transactions

On March 1, 2005 we sold our OEM business to Modine Manufacturing Company for $17 million in cash. On July 22, 2005, following receipt of approval of our stockholders, we completed a merger transaction pursuant to which Modine Aftermarket Holdings, Inc. (Modine Aftermarket) merged into Proliance. Modine Aftermarket was spun off from Modine immediately prior to the merger and held Modine’s aftermarket business. In connection with the merger, we issued a total of 8,145,810 shares of our common stock to Modine shareholders, or 0.235681 shares for each outstanding Modine common share. Immediately after the effectiveness of the merger, prior Transpro, Inc. shareholders owned 48% of the combined company on a fully diluted basis, while Modine shareholders owned the remaining 52%. As a result of the merger, we are focused on supplying heating and cooling components and systems to the automotive and heavy duty after markets in North and Central America and Europe.

In connection with the foregoing transactions, Modine and Proliance entered into a number of agreements for the conduct of the parties after the closings, including: (i) an Aftermarket License Agreement pursuant to which Modine licensed certain intellectual property used in the aftermarket business to Proliance on a royalty-free basis; (ii) an OEM License Agreement pursuant to which Proliance licensed certain intellectual property of benefit to Modine to Modine on a royalty-free basis; (iii) an Aftermarket Supply Agreement pursuant to which Modine would sell product formerly sold on an intercompany basis to the aftermarket business to Proliance at agreed upon prices that reflected Modine’s intercompany transactions prior to the merger; (iv) an OEM Supply Agreement pursuant to which Proliance would sell product formerly sold on an intercompany basis to Modine Jackson, Inc. (formerly our subsidiary G&O Manufacturing) to Modine at agreed upon prices that reflected Proliance’s intercompany transactions prior to the stock purchase; (v) an Aftermarket Transition Services Agreement pursuant to which Modine provided certain services to Proliance; (vi) an OEM Transition Services Agreement pursuant to which Proliance provided certain transition services to Modine Jackson, Inc.; and (vii) a Tax Indemnification Agreement pursuant to which the parties determined liability for taxes pre- and post-closing and the indemnification of a party with regard to the division of tax liability. During 2007 we made aggregate payments to Modine under these agreements in the amount of $6.6 million and Modine made aggregate payments to Proliance under these agreements in the amount of $2.3 million. During 2008 we made aggregate payments to Modine under these agreements in the amount of $5.6 million and Modine made aggregate payments to Proliance under these agreements in the amount of $2.7 million.

James R. Rulseh, a member of our board of directors, was an executive officer of Modine until January 2009 and Bradley C. Richardson, who was a member of our board of directors until May 2007, was also an executive officer of Modine, however, neither Mr. Rulseh nor Mr. Richardson were on our board of directors at the time the sale of the OEM business was negotiated or consummated and they joined our board of directors only upon consummation of the Modine Aftermarket merger.

We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2007 and 2008 were approximately $133,480 and $73,766, respectively. William J. Abraham, Jr., one of our directors, is a partner at Foley & Lardner.

Our board of directors has approved a Code of Business Conduct in accordance with the rules of the Securities and Exchange Commission and NYSE Alternext (formerly known as the American Stock Exchange) that governs the conduct of each of our employees and directors. Our Code of Business Conduct is maintained on our website at www.pliii.com. Other than as generally set forth in our Code of Business Conduct, our board does not have a specific policy regarding review of transactions involving directors, management or other related parties. However, we discourage such transactions and have historically limited the approval of any such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of our board.

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Proliance common stock held of record, and we will reimburse these brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by Proliance. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to act as solicitors with respect to the annual meeting for a fee of $5,000 plus out-of-pocket expenses.

Other Matters

Directions to the annual meeting can be obtained by making a written or oral request to our Secretary, c/o Proliance International, Inc., 100 Gando Drive, New Haven, Connecticut 06513 or by telephone (203-401-6450).

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Richard A. Wisot
Secretary

Attachment A
PROLIANCE INTERNATIONAL, INC.
This proxy is solicited by the Board of Directors for
the Annual Meeting of Stockholders to be held on May 7, 2009
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Barry R. Banducci and Charles E. Johnson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to represent and vote all shares of common stock of Proliance International, Inc. held of record by the undersigned on March 17, 2009 at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 7, 2009 at The Quinnipiack Club, 221 Church Street, New Haven, Connecticut and at any adjournment thereof, as specified on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
     This proxy, when properly executed, will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted for Proposals (1), (2) and (3) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.
     If the undersigned is a participant in the Proliance International, Inc. 401(k) Savings Plan, then the undersigned directs the trustee of the 401(k) plan to appoint the above-named individuals as proxies to vote and act with respect to all common shares held by the undersigned in his or her 401(k) plan account in the manner specified on the reverse of this card and in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If you are such a participant and your voting instructions are not received by 11:59 p.m., Eastern Time, on Tuesday, May 5, 2009, the trustee of the 401(k) plan will vote those shares as directed by the Proliance Pension and Benefits Committee.
     Please consider the issues discussed in the proxy statement and cast your vote by marking the boxes on the REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete the reverse side and mail it or use the Internet or toll-free telephone voting system explained on the reverse side.
(Continued and to be dated and signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PROLIANCE INTERNATIONAL, INC.

May 7, 2009

Your vote is important. Please vote immediately.

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE- Call toll-free **1-800-PROXIES** (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET- Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800 PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

↓ Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2) AND (3). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ William J. Abraham, Jr.
○ Barry R. Banducci
○ Charles E. Johnson
○ Vincent L. Martin
○ James R. Rulseh
○ F. Alan Smith

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Approval of an Increase in Proliance's Authorized Common Stock:

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. Appointment of BDO Seidman, LLP as Proliance's independent registered public accounting firm:

☐ FOR ☐ AGAINST ☐ ABSTAIN

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the proxy statement furnished therewith.

Signature of Stockholder ______________ Date: ________ Signature of Stockholder ______________ Date: ________

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.